Exhibit 10.5

CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement (this “Agreement”) is made effective on November 7, 2017 (the “Effective Date”) between Haemonetics Corporation, a Massachusetts corporation with its principal offices at 400 Wood Road, Braintree, Massachusetts, 02184 (herein referred to as the “Company”), and Christopher A. Simon (the “Executive”). The Company and the Executive are collectively referred to herein as the “Parties” and individually referred to as a “Party.”

BACKGROUND

A.	The Executive is employed by the Company as a senior executive of the Company.

B.
The Board of Directors of the Company (the “Board”) decided that the Company should provide certain compensation and benefits to the Executive in the event that the Executive’s employment is terminated on or after a change in the ownership or control of the Company under certain circumstances.

C.
Reference is made to that certain Employment Agreement effective as of May 16, 2016 between the Executive and the Company (the “Employment Agreement”). The Executive and the Company are parties to that certain Change in Control Agreement dated effective as of the “Start Date” defined in the Employment Agreement (the “Prior Agreement”), and the Executive and the Company now desire to enter into this Agreement, which will replace and supersede the Prior Agreement in its entirety, and set forth terms and conditions pursuant to which Executive may be entitled to certain compensation and benefits, as well as set forth certain covenants of Executive.

AGREEMENT

In consideration of the promises and the mutual covenants contained herein, the Parties agree as follows:

1.
Purpose. The Company considers a sound and vital management team to be essential. Management personnel who become concerned about the possibility that the Company may undergo a Change in Control (as defined in Paragraph 2 below) may terminate employment or become distracted. Accordingly, the Board has determined to extend this Agreement to minimize the distraction the Executive may suffer from the possibility of a Change in Control.

2.	Change in Control. The term “Change in Control” for purposes of this Agreement shall mean the earliest to occur of the following events during the Term (as defined in Paragraph 3 below):

(a)
a person, or any two or more persons acting as a group, and all affiliates of such person or persons, who prior to such time owned less than fifty percent (50%) of the then outstanding shares of the Company’s $0.01 par value common stock (“Common Stock”), shall acquire such additional shares of the Company’s Common Stock in one or more transactions, or series of transactions, such that following such transaction or transactions such person or group and affiliates beneficially own fifty percent (50%) or more of the Company’s Common Stock outstanding,

(b)	closing of the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity,

(c)
individuals who constitute the Incumbent Board cease for any reason to constitute at least a majority of the Board (for this purpose, “Incumbent Board” means at any time those persons who are then members of the Board and who are either (i) members of the Board on the date of this Agreement, or (ii) have been elected, or have been nominated for election by the Company’s stockholders, by the affirmative vote of at least two-thirds of the directors comprising the Incumbent Board at the time of such election or nomination (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director without objection to such nomination), or

(d)
there is a consummation of any merger, reorganization, consolidation or share exchange unless the persons who were the beneficial owners of the outstanding shares of the Company’s Common Stock immediately before the consummation of such transaction beneficially own more than 50% of the outstanding shares of the common stock of the successor or survivor entity in such transaction immediately following the consummation of such transaction. For purposes of this Paragraph 2(d), the percentage of the beneficially owned shares of the successor or survivor entity described above shall be determined exclusively by reference to the shares of the successor or survivor entity which result from the beneficial ownership of shares of the Company’s Common Stock by the persons described above immediately before the consummation of such transaction.

3.
Term. This Agreement may not be terminated by the Company for any reason for as long as the Executive continues to serve as the Chief Executive Officer of the Company. This Agreement shall be enforceable in accordance with its terms for any period following the Executive's Separation from Service to the Company until all payments and benefits provided hereunder, if any, have been paid or delivered in full, and all other obligations of the parties to this Agreement have been fully discharged (the “Term”). If a Change in Control occurs during the Term, the Term shall automatically extend until the second anniversary of the Change in Control (the “Protection Period”).  At the end of the Term, this Agreement shall terminate without further action by either the Company or the Executive. If no Change in Control occurs prior to expiration of the Term, if the Executive Separates from Service (as defined in Paragraph 5(d) below) before a Change in Control, this Agreement shall automatically terminate without any further action; provided, however, that Paragraph 13 below (regarding arbitration) shall continue to apply to the extent the Executive disputes the termination of this Agreement. The obligations of the Company and the Executive under this Agreement which by their nature may require either partial or total performance after its expiration shall survive any such expiration. For the avoidance of doubt, no Severance Benefits (as defined below) shall be paid or provided by the Company to the Executive under this Agreement if the Executive Separates from Service due to termination of employment (i) by the Company and its subsidiaries for Cause or (ii) by the Executive, including by the Executive's notification of the Company of the Executive's intention not to renew the term of the Employment Agreement, absent the occurrence of Constructive Termination.

4.
Severance Benefits. If, during the Protection Period, the Executive “Separates from Service” (as defined in Paragraph 5(d) below) due to termination of employment by the Company and its subsidiaries without “Cause” (as defined in Paragraph 5(a) below) (including for the avoidance of doubt, the Company’s failure to renew the term of the Employment Agreement) or by the Executive due to “Constructive Termination” (as defined in Paragraph 5(b) below) (each, a “Qualifying Termination”), the Executive shall be entitled to the severance benefits set forth in this Paragraph 4. The Executive shall not be entitled to severance benefits upon any other Separation from Service, including a termination of employment by the Company for Cause, by the Executive other than due to Constructive Termination, or due to the Executive’s death or Disability (as defined in Paragraph 5(c) below). The payments and benefits provided for under this Paragraph 4 shall be in lieu of any other severance benefits otherwise payable by the Company to the Executive and shall be subject to reduction due to application of the 280G Cap as provided under Paragraph 6 below. Payment of the severance benefits as may be reduced by the 280G Cap, if applicable, shall commence sixty (60) days after a Qualifying Termination, provided that the Executive has timely executed a release that is not revoked as provided under Paragraph 7 below. No severance benefits shall be paid if the Executive has not timely executed a release under Paragraph 7 below.

(a)
Salary and Bonus Amount. Subject to the Executive’s continued compliance with Paragraphs 7 and 15 below, the Company will pay to the Executive sixty (60) days after a Qualifying Termination a lump sum cash amount equal to the product obtained by multiplying:

(i)
the sum of (A) base salary at the annualized rate which was being paid by the Company and/or its subsidiaries to the Executive immediately prior to the time of such termination or, if greater, at the time of the Change in Control plus (B) the annual target bonus and/or any other annual cash incentive award opportunity applicable to the Executive at the time of the Qualifying Termination or, if greater, at the time of the Change in Control, by

(ii)    2.99

(b)
Payment for Welfare Benefits. Subject to the Executive’s continued compliance with Paragraphs 7 and 15 below, the Company will pay to the Executive sixty (60) days after a Qualifying Termination a lump sum cash amount equal to (i) the approximate cost of the Company’s portion of the monthly premium for the Executive’s medical, dental, life insurance and disability insurance coverages as in effect immediately prior to the Separation from Service, multiplied by (ii) thirty-six (36) months. For avoidance of doubt, medical coverage for this purpose shall include medical coverage provided to non-employees covered with the Executive under the Company sponsored plan, policy or program at the time of the Qualifying Termination, and premiums with respect to medical and dental coverage shall be determined using the rate charged for COBRA coverage.

(c)
Outplacement Services. Subject to the Executive’s continued compliance with Paragraphs 7 and 15 below, the Executive shall be entitled to outplacement services by a senior counselor of a firm nationally recognized as a reputable national provider of such services for a period not to exceed twelve (12) months following Separation from Service, plus evaluation testing, at a location mutually agreeable to the Parties. Services under this Paragraph 4(c) will be provided by an outside organization selected and paid for by the Company. If the Executive elects not to take advantage of such program within thirty (30) days of the Executive’s Qualifying Termination, unless otherwise agreed in writing by the Parties, the Company will not be obligated to provide this service. In no circumstance will the Company pay cash to the Executive in lieu of the use of these services.

(d)
Equity Awards. Subject to the Executive’s continued compliance with Paragraph 15 below, the vesting of the Executive’s Equity Awards shall be governed by this Paragraph 4(d). The term “Equity Award” shall mean stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares or any other form of award that is measured with reference to the Company’s Common Stock granted at any time before the end of the Term.

(i)
The vesting of the Executive’s Equity Awards granted on or after the Effective Date that vest solely on the basis of continued employment with the Company or any of its subsidiaries shall be accelerated solely by reason of a Change in Control only if the surviving corporation or acquiring corporation following a Change in Control refuses to assume or continue the Executive’s Equity Awards or to substitute similar Equity Awards for those outstanding immediately prior to the Change in Control. If such Executive’s Equity Awards are so continued, assumed or substituted and at any time after the Change in Control the Executive incurs a Qualifying Termination and complies with Paragraph 7 below, then the vesting and exercisability of all such unvested Equity Awards held by the Executive that are then outstanding shall be accelerated in full and any reacquisition rights held by the Company with respect to any such Equity Award shall lapse in full, in each case, upon such termination.

(ii)
The vesting of the Executive’s Equity Awards that vest, in whole or in part, based upon achieving “Performance Criteria” (as defined in this Paragraph 4(d)) shall be accelerated on a pro rata basis by reason of a Change in Control. The pro rata vesting amount shall equal the designated target award multiplied by a fraction, the numerator of which is the number of days the Executive was employed during the award’s performance period as of the date of the Change in Control, and the denominator of which is the number of days in such performance period. For purposes of this Paragraph 4(d), “Performance Criteria” means any business criteria that apply to the Executive, a business unit, division, subsidiary, affiliate, the Company or any combination of the foregoing.

(iii)
This Paragraph 4(d) sets forth the Executive’s minimum vesting rights under the Equity Awards in connection with a Change in Control. If an Equity Award provides more favorable vesting rights in connection with a Change in Control than set forth in this Paragraph 4(d), the vesting terms of such Equity Award shall govern.

(iv)	Enforcement of the terms of this Paragraph 4(d) shall survive termination of this Agreement.

By accepting severance benefits under this Paragraph 4, the Executive waives the Executive’s right, if any, to have any payment made under this Paragraph 4 taken into account to increase the benefits otherwise payable to, or on behalf of, the Executive under any employee benefit plan, policy or program, whether qualified or nonqualified, maintained by the Company (e.g., there will be no increase in the Executive’s tax-qualified retirement plan benefits, non-qualified deferred compensation plan benefits or life insurance because of severance benefits received hereunder).

5.	Definitions of “Cause,” “Constructive Termination,” “Disability,” and “Separation from Service”. For purposes of this Agreement, the following terms shall have the meanings set forth below:

(a)
“Cause” means (i) the Executive’s conviction of (or a plea of guilty or nolo contendere to) a felony or any other crime involving moral turpitude, dishonesty, fraud, theft or financial impropriety; or (ii) a determination by a majority of the Board in good faith that the Executive has (A) willfully and continuously failed to perform substantially the Executive’s duties (other than any such failure resulting from the Executive’s Disability or incapacity due to bodily injury or physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board that specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive’s duties, (B) engaged in gross misconduct or a material act of theft, embezzlement, fraud, malfeasance, dishonesty, or misappropriation of the Company’s property, or (C) willfully violated a material requirement of the Company’s code of conduct or the Executive’s fiduciary duty to the Company. No act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith and without reasonable belief that the Executive’s action or omission was in, or not opposed to, the best interests of the Company or its subsidiaries. In order to terminate the Executive’s employment for Cause, the Company shall be required to provide the Executive a reasonable opportunity to be heard (with counsel) before the Board, which shall include at least ten (10) business days of advance written notice to the Executive. Further, the Executive’s attempt to secure employment with another employer that does not breach the Executive’s non-competition obligations shall not constitute an event of “Cause”.

(b)	“Constructive Termination” means, without the express written consent of the Executive, the occurrence of any of the following during the Protection Period (as defined in Paragraph 3 above):

(i)
a material reduction in the Executive’s annual base salary as in effect immediately prior to a Change in Control or as the same may be increased from time to time or a material failure to provide the Executive with an opportunity to earn annual incentive compensation and long-term incentive compensation at least as favorable as in effect immediately prior to a Change in Control or as the same may be increased from time to time,

(ii)	a material diminution in the Executive’s authority, duties, or responsibilities as in effect at the time of the Change in Control;

(iii)
a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Executive is required to report (it being understood that if the Executive reports to the Board, a requirement that the Executive report to any individual or body other than the Board will constitute Constructive Termination hereunder);

(iv)	a material diminution in the budget over which the Executive retains authority;

(v)
the Company’s requiring the Executive to be based anywhere outside a fifty mile radius of the Company’s offices at which the Executive is based as of immediately prior to a Change in Control (or any subsequent location at which the Executive has previously consented to be based) except for required travel on the Company’s business to an extent that is not substantially greater than the Executive’s business travel obligations as of immediately prior to a Change in Control or, if more favorable, as of any time thereafter; or

(vi)	any other action or inaction that constitutes a material breach by the Company or any of its subsidiaries of the terms of this Agreement.

In no event shall the Executive be entitled to terminate employment with the Company on account of “Constructive Termination” unless the Executive provides written notice of the existence of the condition that purportedly constitutes “Constructive Termination” within ninety (90) days following its initial existence, and the Company fails to cure such condition (if curable) within thirty (30) days after the receipt of such notice.

(c)
“Disability” means the Executive’s inability, due to physical or mental incapacity resulting from injury, sickness or disease, for one hundred and eighty (180) days in any twelve-month period to perform the Executive’s duties of employment, with or without reasonable accommodation.

(d)
“Separation from Service” or “Separates from Service” for purposes of this Agreement shall mean a “separation from service” within the meaning of Section 409A of the Code (after applying the presumptions in Treas. Reg. Sect. 1.409A-1(h)).

6.	Section 280G Restriction. Notwithstanding any provision of this Agreement to the contrary, the following provisions shall apply:

(a)
If it is determined that part or all of the compensation and benefits payable to the Executive (whether pursuant to the terms of this Agreement or otherwise) before application of this Paragraph 6 would constitute “parachute payments” under Section 280G of the Code, and the payment thereof would cause the Executive to incur the 20% excise tax under Section 4999 of the Code, then the amounts otherwise payable to or for the benefit of the Executive pursuant to this Agreement (or otherwise) that, but for this Paragraph 6 would be “parachute payments,” (referred to below as the “Total Payments”) shall either (i) be reduced so that the present value of the Total Payments to be received by the Executive will be equal to three times the “base amount” (as defined under Section 280G of the Code) less $1,000 (the “280G Cap”), or (ii) paid in full, whichever produces the better after-tax position to the Executive (taking into account all applicable taxes, including but not limited to the excise tax under Section 4999 of the Code and any federal and state income and employment taxes). Any required reduction under clause (i) above shall be made in a manner that maximizes the net after-tax amount payable to the Executive, as reasonably determined by the Consultant (as in Paragraph 6(b) defined below).

(b)
All determinations required under this Paragraph 6 shall be made by a nationally recognized accounting, executive compensation or law firm appointed by the Company (the “Consultant”) that is reasonably acceptable to the Executive on the basis of “substantial authority” (within the meaning of Section 6662 of the Code). The Consultant, in making the determinations required under this Paragraph 6, shall apply the exemption under Section 280G of the Code and the regulations promulgated thereunder for amounts, if any, that the Consultant determines, in the Consultant’s good faith discretion, to be reasonable compensation for personal services actually rendered by the Executive before the date of the change in ownership or control that triggers application of Section 280G of the Code within the meaning of Section 280G of the Code and the regulations promulgated thereunder. The Consultant’s fee shall be paid by the Company. The Consultant shall provide a report to the Executive that may be used by the Executive to file the Executive’s federal tax returns.

(c)
It is possible that payments could be made by the Company that should not have been made pursuant to this Paragraph 6. If the Company determines following the payment of amounts owed to the Executive under this Agreement (or otherwise) that clause (i) in Paragraph 6(a) above should have applied to reduce such amounts, then the Executive shall immediately repay to the Company, upon the Company’s written notification that an overpayment has been made, the amount of such payments in excess of the 280G Cap.

(d)	Nothing in this Paragraph 6 shall require the Company to be responsible for, or have any liability or obligation with respect to, any excise tax liability under Section 4999 of the Code.

7.
Release. The Executive agrees that the Company will have no obligations to the Executive under Paragraph 4 above until the Executive executes a release in a form acceptable by the Company and allows such release to go into effect without revocation. The Company has no obligation under Paragraph 4 above if the Executive revokes such release. The Executive shall have the period of time required by the Age Discrimination in Employment Act of 1967, which period may be twenty-one (21) days or forty-five (45) days, as specified in the release, to consider whether or not to sign the release. If the Executive fails to return an executed release to the Company’s Vice President of Human Resources within such period, or the Executive subsequently revokes a timely filed release, the Company shall have no obligation to pay any amounts or benefits under Paragraph 4 above.

8.
No Interference with Other Vested Benefits. Regardless of the circumstances under which the Executive may terminate from employment, the Executive shall have a right to any benefits under any employee benefit plan, policy or program maintained by the Company which the Executive had a right to receive under the terms of such employee benefit plan, policy or program after a termination of the Executive’s employment without regard to this Agreement. The Company shall within thirty (30) days of Separation from Service pay the Executive any earned but unpaid base salary and bonus, shall promptly pay the Executive for any earned but untaken vacation and shall promptly reimburse the Executive for any incurred but unreimbursed expenses which are otherwise reimbursable under the Company’s expense reimbursement policy as in effect for senior executives immediately before the Executive’s employment termination.

9.	Consolidation or Merger. If the Company is at any time before or after a Change in Control merged or consolidated into or with any other corporation, association, partnership or other entity (whether or not the Company is the surviving entity), or if substantially all of the assets thereof are transferred to another corporation, association, partnership or other entity, the provisions of this Agreement will be binding upon and inure to the benefit of the corporation, association, partnership or other entity resulting from such merger or consolidation or the acquirer of such assets (collectively, “Acquiring Entity”) unless the Executive voluntarily elects not to become an employee of the Acquiring Entity as determined in good faith by the Executive. Furthermore, in the event of any such consolidation or transfer of substantially all of the assets of the Company, the Company shall enter into an agreement with the Acquiring Entity that shall provide that such Acquiring Entity shall assume this Agreement and all obligations and liabilities under this Agreement; provided that the Company’s failure to comply with this provision shall not adversely affect any right of the Executive hereunder. This Paragraph 9 will apply in the event of any subsequent merger or consolidation or transfer of assets.

In the event of any merger, consolidation or sale of assets described above, nothing contained in this Agreement will detract from or otherwise limit the Executive’s right to or privilege of participation in any restricted stock plan, bonus or incentive plan, stock option or purchase plan, profit sharing, pension, group insurance, hospitalization or other compensation or benefit plan or arrangement which may be or become applicable to officers of the corporation resulting from such merger or consolidation or the Acquiring Entity acquiring such assets of the Company.

In the event of any merger, consolidation or sale of assets described above, references to the Company in this Agreement shall, unless the context suggests otherwise, be deemed to include the entity resulting from such merger or consolidation or the acquirer of such assets of the Company.

10.
No Mitigation. The Company agrees that the Executive is not required to seek other employment after a Qualifying Termination or to attempt in any way to reduce any amounts payable to the Executive by the Company under Paragraph 4 above. Further, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.

11.
Payments. All payments provided for in this Agreement shall be paid in cash in the currency of the primary jurisdiction in which the Executive provided services to the Company and its subsidiaries immediately prior to Separation from Service. The Company shall not be required to fund or otherwise segregate assets to ensure payments under this Agreement.

12.	Tax Withholding; Section 409A.

(a)
All payments made by the Company to the Executive or the Executive’s dependents, beneficiaries or estate will be subject to the withholding of such amounts relating to tax and/or other payroll deductions as may be required by law.

(b)
The Parties intend that the benefits and payments provided under this Agreement shall be exempt from, or comply with, the requirements of Section 409A of the Code. Notwithstanding the foregoing, the Company shall in no event be obligated to indemnify the Executive for any taxes or interest that may be assessed by the IRS pursuant to Section 409A of the Code.

13.	Arbitration.

(a)    The Parties agree that any legal disputes (including but not limited to claims arising under federal or state statute, contract, tort, or public policy) that may occur between the Company and the Executive, and that arise out of, or are related in any way to, your employment with or termination of employment from the Company or the termination of this Agreement, and which disputes cannot be resolved informally, will be resolved exclusively through final and binding arbitration. The Parties will be precluded from raising in any other forum, including, but not limited to, any federal or state court of law, or equity, any claim arising under or pertaining to this Agreement which could be raised in arbitration; provided, however, that nothing in this Agreement precludes the Executive from filing a charge or from participating in an administrative investigation of a charge before an appropriate government agency or the Company from initiating an arbitration over a matter covered by this Agreement.

(b)    Each Party may demand arbitration, no later than three hundred (300) days after the date on which the claim arose, by submitting to the other party a written demand which states: (i) the claim asserted, (ii) the facts alleged, (iii) the applicable statute or principal of law (e.g., breach of contract) upon which the demand is based, and (iv) the remedy sought. Any response to such demand must be made, in writing, within twenty (20) days after receiving the demand, and will specifically admit or deny each factual allegation.

(c)    Arbitration timely initiated under this Paragraph 13 will be conducting in Boston, Massachusetts or at such other location as may be agreeable to the Parties, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect on the date of such arbitration (the “Rules”), and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. The award of the arbitrator shall be final and binding and shall be the sole and exclusive remedy between the Parties regarding any claims, counterclaims, issues or accountings presented to the arbitrator.

(d)    The Parties agree that the arbitration shall be conducted by one (1) person mutually acceptable to the Company and the Executive, provided that if the Parties cannot agree on an arbitrator within thirty (30) days of filing a notice of arbitration, the arbitrator shall be selected by the manager of the principal office of the American Arbitration Association in Suffolk County in the Commonwealth of Massachusetts.

Any action to enforce or vacate the arbitrator’s award shall be governed by the federal Arbitration Act, if applicable, and otherwise by applicable state law.

(e)    If either Party pursues any claim, dispute or controversy against the other in a proceeding other than the arbitration provided for herein, the responding Party shall be entitled to dismissal or injunctive relief regarding such action and recovery of all costs, losses and attorney’s fees related to such action.

(f)    All of the Executive’s reasonable costs and expenses incurred in connection with such arbitration shall be paid in full by the Company promptly on written demand from the Executive, including the arbitrators’ fees, administrative fees, travel expenses, out-of-pocket expenses such as copying and telephone, court costs, witness fees and attorneys’ fees; provided, however, the Company shall pay no more than $50,000 per year in attorneys’ fees unless a higher figure is awarded in the arbitration, in which event the Company shall pay the figure awarded in the arbitration.

(g)    Reimbursement of reasonable costs and expenses under Paragraph 13(f) above shall be administered consistent with the following additional requirements as set forth in Treas. Reg. § 1.409A-3(i)(1)(iv): (i) the Executive’s eligibility for benefits in one year will not affect the Executive’s eligibility for benefits in any other year; (ii) any reimbursement of eligible expenses will be made on or before the last day of the year following the year in which the expense was incurred; and (iii) the Executive’s right to benefits is not subject to liquidation or exchange for another benefit. Notwithstanding the foregoing, if the Executive is a “specified employee” for purposes of Section 409A of the Code, reimbursement for benefits under Paragraph 13(f) above shall be made in accordance with the six (6)-month delay rules under Treas. Reg. § 1.409A-3(i)(2).

(h)    The Executive acknowledges and agrees that this arbitration provision constitutes a voluntary waiver of trial by jury in any action or proceeding to which the Executive or the Company may be parties arising out of or pertaining to this Agreement.

(i)    Notwithstanding anything to the contrary contained in this Paragraph 13, the Company and the Executive agree that the Company has the right to seek injunctive or other equitable relief from a court of competent jurisdiction with respect to the enforcement of any obligations the Executive has pursuant to the Restrictive Covenants (as defined in Paragraph 15 below).

14.	Assignment; Payment on Death.

(a)
The provisions of this Agreement shall be binding upon and shall inure to the benefit of the Executive, the Executive’s executors, administrators, legal representatives and assigns and the Company and its successors. The Company will require any successor (whether direct, indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of its business or assets expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no such succession had taken place.

(b)
In the event that the Executive becomes entitled to payments under this Agreement and subsequently dies, all amounts payable to the Executive hereunder and not yet paid to the Executive at the time of the Executive’s death shall be paid to the Executive’s beneficiary. No right or interest to or in any payments shall be assignable by the Executive; provided, however, that this provision shall not preclude the Executive from designating one or more beneficiaries to receive any amount that may be payable after the Executive’s death and shall not preclude the legal representatives of the Executive’s estate from assigning any right hereunder to the person or persons entitled thereto under the Executive’s will or, in the case of intestacy, to the person or persons entitled thereto under the laws of intestacy applicable to the Executive’s estate. The term “beneficiary” as used in this Agreement shall mean the beneficiary or beneficiaries so designated by the Executive to receive such amount or, if no such beneficiary is in existence at the time of the Executive’s death, the legal representative of the Executive’s estate.

(c)
No right, benefit or interest hereunder shall be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation, or set-off in respect of any claim, debt or obligation, or to execution, attachment, levy or similar process, or assignment by operation of law. Any attempt, voluntary or involuntary, to effect any action specified in the immediately preceding sentence shall, to the full extent permitted by law, be null, void and of no effect.

15.
Non-Competition and Non-Solicitation. With execution of this Agreement, the Executive ratifies and confirms the Executive’s obligations to the Company and its affiliates under Section 6 (Confidential Information) and Section 7 (Restrictive Covenants) of the Employment Agreement or under any similar provisions or obligations concerning confidentiality, non-solicitation or non-competition (collectively, the “Restrictive Covenants”). In the event the Executive violates any provision of the Restrictive Covenants, the Company shall be relieved of its obligation to provide any further payments or benefits pursuant to Paragraph 4 above, and the Executive shall immediately repay to the Company any cash amounts the Executive received pursuant to Paragraph 4 above prior to such violation.

16.
Amendments and Waivers. Except as otherwise specified in this Agreement, this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Parties.

17.
Integration. The terms of this Agreement shall supersede any prior agreements, understandings, arrangements or representations, oral or otherwise, expressed or implied, with respect to the subject matter hereof which have been made by either Party, including but not limited to the Prior Agreement, provided that in the event of any conflict between the terms of this Agreement and any Executive Severance Agreement between the Company and the Executive, (i) the terms of this Agreement shall prevail with respect to a Separation from Service that occurs on or after a Change in Control and (ii) the terms of the Executive Severance Agreement shall prevail with respect to a Separation from Service prior to a Change in Control. By signing this Agreement, the Executive releases and discharges the Company from any and all obligations and liabilities heretofore or now existing under or by virtue of such prior agreements other than any such Executive Severance Agreement.

18.
Notices. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile, (c) on the first business day following the date of deposit if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive: at the address (or to the facsimile number) shown on the records of the Company.

If to the Company:
General Counsel
Haemonetics Corporation
400 Wood Road
Braintree, MA 02184

or to such other address as either Party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

19.
Severability. Any provision of this Agreement held to be unenforceable under applicable law will be enforced to the maximum extent possible, and the balance of this Agreement will remain in full force and effect.

20.
Headings of No Effect. The paragraph headings contained in this Agreement are included solely for convenience or reference and shall not in any way affect the meaning or interpretation of any of the provisions of this Agreement.

21.
Not an Employment Contract. This Agreement is not an employment contract and shall not give the Executive the right to continue in employment by Company or any of its subsidiaries for any period of time or from time to time nor shall this Agreement give the Executive the right to continued membership on the Company’s Executive Leadership Team. This Agreement shall not adversely affect the right of the Company or any of its subsidiaries to terminate the Executive’s employment with or without cause at any time. Membership on the Company’s Executive Leadership Team shall be determined in the sole discretion of the Company.

22.
Governing Law. This Agreement and its validity, interpretation, performance and enforcement shall be governed by the laws of the Commonwealth of Massachusetts (without reference to the choice of law principles thereof).

23.	Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

REMAINDER OF PAGE INTENTIONALLY BLANK

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its officers thereto duly authorized, and the Executive has signed this Agreement.

HAEMONETICS CORPORATION

By: /s/ Richard J. Meelia
Richard J. Meelia
Its: Chairman of the Board

EXECUTIVE

/s/ Christopher A. Simon
Name: Christopher A. Simon